Exhibit 10.1

June 7, 2010

By Hand Delivery

Brian D. Helman

Rosetta Stone Inc.

1919 Lynn St., 7th floor

Arlington, VA 22209

Dear Brian:

This letter, upon your signature, supplements your employment agreement dated February 20, 2009 (the “Employment Agreement”) to the extent set forth herein.  The Employment Agreement together with this letter shall constitute the complete agreement (“Transition Agreement”) between you and Rosetta Stone Inc. (“Rosetta Stone” or the “Company”) regarding your continued employment.  The purpose of this Transition Agreement is to facilitate an orderly transition while the Company searches for a new Chief Financial Officer in connection with your decision to leave the Company to pursue other opportunities.

The terms of the Transition Agreement are as follows:

1.               Employment Commitment.  During the period from the date of this letter until August 31, 2010 (the “Transition Period”), you agree to remain employed with the Company, subject to the Company’s right to terminate your employment as set out below.

2.               Compensation and Benefits.  During the Transition Period, you will continue to receive your current base salary and participate in the Company’s benefit plans as long as you are an active employee of the Company, in accordance with the terms of such benefit plans.

3.               Duties and Authority.  You will continue to serve full time as the Company’s Chief Financial Officer until such time as the Company appoints a successor. Following such appointment, you will continue to report to the Company’s Chief Executive Officer during the Transition Period and will assist with a transition of your successor into his or her role as Rosetta Stone’s Chief Financial Officer.

4.               Transition Bonus Payment.  As an incentive for you to remain with the Company through the Transition Period, you will be paid a transition bonus in the amount of $90,000 (the “Transition Bonus”), subject to the “Transition Bonus Conditions” provided below.  The Transition Bonus will be paid, less applicable withholdings and deductions, on the next regularly scheduled pay date following August 31, 2010, unless local law requires that it be paid sooner.

5.               Transition Bonus Conditions.  In order to receive the Transition Bonus, you must be a full-time, active employee of the Company throughout the entire applicable Transition Period, subject to the following conditions:

A.                                   Prior to the end of the Transition Period, if Rosetta Stone terminates your employment without Cause, as defined in the Employment Agreement, in exchange for a valid release of claims against the Company as described below, you shall be entitled to receive the Transition Bonus on the date payment would otherwise have been made to you under the terms of the Transition Agreement.

B.                                     Prior to the end of the Transition Period, if Rosetta Stone terminates your employment for Cause, as defined in the Employment Agreement, you will not be entitled to receive the Transition Bonus.  In this event, the Transition Bonus will automatically be forfeited.

6.               Release of Claims.  You will execute a release substantially in the form of Exhibit A to the Employment Agreement, and not revoke within the revocation period, as consideration for the Transition Agreement and the payment of the Transition Bonus.

7.               Confirmation of Existing Employee Obligations.  You understand and agree that this Transition Agreement does not cancel or otherwise diminish any of your post-employment obligations under the Employment Agreement with the Company, including, but not limited to, confidentiality, noncompetition and non-solicitation obligations.

8.               Scope.  Except for Section 6(a) of the Employment Agreement, and as specifically and expressly amended herein, the terms and conditions of the Employment Agreement are hereby ratified and confirmed, and shall remain in full force and effect.  In the event of any irreconcilable inconsistency between the terms of the Transition Agreement and the Employment Agreement, the terms of the Transition Agreement shall prevail.

Please sign and date one copy of this letter and return to me.  An extra copy is enclosed for your files.

Sincerely,

/s/ Tom Adams

Tom P.H. Adams
President and Chief Executive Officer
Rosetta Stone Inc.

Agreed and Accepted:

/s/ Brian D. Helman	6/7/10
Brian D. Helman	Date